EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-174933 and 333-219756), Form S-4 (Nos. 333-174932, 333-219753 and 333-157937), Form S-8 (Nos. 333-129385, 333-129387, 333-129389, 333-129390, 333-135064, 333-146989, 333-146990, 333-157686, 333-180979, 333-195951, 333-111125 and 333-217824) of our reports dated March 2, 2018, relating to the consolidated financial statements of Oppenheimer Holdings Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectuses, which are part of the Registration Statements.
/s/ Deloitte & Touche LLP
New York, NY
March 2, 2018